Exhibit 10.2

CONFIDENTIAL AGREEMENT

This Confidential Agreement ( the “Agreement”) is entered into by and between Alesco Preferred Funding X, Ltd. (“Alesco”) and Cohen & Company Financial Management, LLC f/k/a Cohen Bros. Financial Management, LLC (“Cohen”).

WHEREAS, Alesco holds the Trust Preferred Securities of Leawood Bancshares Statutory Trust I in the original amount of $4,000,000.00 (the “TruPS”); and

WHEREAS, Leawood Bancshares, Inc. (“Leawood”) and Alesco entered into a letter agreement dated March 1, 2010 regarding a cash purchase by Leawood from Alesco of the TruPS (the “Leawood/Alesco Agreement”); and

WHEREAS, Cohen & Company Financial Management, LLC f/k/a Cohen Bros. Financial Management, LLC (“Cohen”) was the collateral manager for Alesco at the time Alesco entered into the Leawood/Alesco Agreement; and

WHEREAS, on or about July 23, 2010, Leawood and CrossFirst Holdings, LLC (“CrossFirst”) filed a lawsuit against Alesco in the United States District Court for the Southern District of New York, Civil Action No. 10-CV-5637(JSR) for breach of the Leawood/Alesco Agreement (the “Leawood/Alesco Litigation”);

WHEREAS, on or about December 6, 2011, the United States District Court for the Southern District of New York issued a judgment in favor of Leawood and against Alesco in the amount of $1,617,937.26 and in favor of CrossFirst and against Alesco in the amount of $1,840,402.19;

WHEREAS, on or about December 19, 2011, Alesco filed a notice of appeal with the United States Court of Appeals for the Second Circuit, Docket No. 11-5307 (the “Leawood/Alesco Appeal”); and

WHEREAS, Leawood, CrossFirst, and Alesco are in the process of negotiating a final settlement agreement (the “Leawood Settlement Agreement”), and related transaction documents, to finally settle and fully resolve the Leawood/Alesco Litigation and the Leawood/Alesco Appeal.

NOW THEREFORE, in consideration of the covenants contained herein, the obligations referenced below, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. The parties agree and acknowledge that Alesco, having exercised its independent business judgment, is entering into the Leawood Settlement Agreement based, in part, upon Cohen’s commitment to pay the sum of two million, two hundred and fifty thousand dollars and no cents ($2,250,000.00) as part of the Leawood Settlement Agreement.

2. In connection with the Leawood Settlement Agreement, Cohen agrees and commits to pay all of Alesco’s legal fees, including attorneys’ fees, cost and expenses related in any way to the Leawood/Alesco Litigation, the Leawood/Alesco Appeal, and/or the Leawood

Settlement Agreement and other documents relating thereto (except Cohen only agrees to pay what the parties later determine to be the reasonable legal fees of Dechert LLP in connection with its work related to the Settlement and the Exchange Agreement) and agrees and commits to pay by wire transfer to the account designated in the Leawood Settlement Agreement the sum of two million, two hundred and fifty thousand dollars and no cents ($2,250,000.00) within two (2) business days of Alesco sending a copy of a fully-executed Leawood Settlement Agreement by email and Federal Express to the following:

Richard Hans

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020-1104

richard.hans@dlapiper.com

Cohen & Company Financial Management, LLC

c/o Rachael Fink

2929 Arch Street, 17th Floor

Philadelphia, PA 19104-2870

rfink@ifmi.com

3. Upon both the execution and delivery of this Agreement and Cohen’s payment by wire transfer to the account designated in the Leawood Settlement Agreement the sum of two million, two hundred and fifty thousand dollars and no cents ($2,250,000.00), Alesco, ATP Management LLC, and Fortress Investment Group, on their own behalf and on behalf of each of their past or present directors, officers, principals, employees, representatives, agents, attorneys, members, partners, shareholders, subsidiaries, affiliates, related entities, successors, predecessors, and assigns (the “Alesco Releasors”), hereby fully release and forever discharge Cohen and any of its past or present directors, officers, principals, employees, representatives, agents, attorneys, members, partners, shareholders, subsidiaries, affiliates, related entities, successors, predecessors, and assigns (collectively, the “Cohen Released Parties”) of and from any and all past, present and future claims (including, without limitation, any claims arising under common law contract, quasi contract, tort or equitable principles), causes of action, lawsuits, liabilities, debts, accounts, tax liabilities, dues, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, extents, executions, sums of money, damages, judgments, and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Alesco Releasors ever had or may presently have against the Cohen Released Parties, arising from the beginning of time up to and including the date of this Agreement, related in any way to the Leawood/Alesco Agreement and/or the transactions contemplated by the Leawood/Alesco Agreement, or any tortious activity or wrongdoing having any impact on the Leawood/Alesco Agreement and/or the transactions contemplated by the Leawood/Alesco Agreement; provided, however, that notwithstanding anything herein to the contrary, Cohen shall (i) indemnify and hold harmless Alesco for and against all out-of-pocket expenses, including legal fees and disbursements, incurred by Alesco to enforce Cohen’s obligations set forth in paragraph two (2) of this Agreement, and (ii) reimburse and/or pay all Alesco’s legal fees, including attorneys’ fees, cost and expenses related in any way to the Leawood/Alesco Litigation, the Leawood/Alesco Appeal, and/or the Leawood Settlement Agreement.

4. Upon the execution and delivery of this Agreement, Cohen, on behalf of itself and each of its past or present directors, officers, principals, employees, representatives, agents, attorneys, members, partners, shareholders, subsidiaries, affiliates, related entities, successors, predecessors, and assigns (the “Cohen Releasors”), hereby fully release and forever discharge Alesco, ATP Management LLC, Fortress Investment Group, or any of their past or present directors, officers, principals, employees, representatives, agents, attorneys, members, partners, shareholders, subsidiaries, affiliates, related entities, successors, predecessors, and assigns (collectively, the “Alesco Released Parties”) of and from any and all past, present and future claims (including, without limitation, any claims arising under common law contract, quasi contract, tort or equitable principles), causes of action, lawsuits, liabilities, debts, accounts, tax liabilities, dues, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, extents, executions, sums of money, damages, judgments, and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Cohen Releasors ever had or may presently have against the Alesco Released Parties, arising from the beginning of time up to and including the date of this Agreement, related in any way to the Leawood/Alesco Agreement and/or the transactions contemplated by the Leawood/Alesco Agreement, or any tortious activity or wrongdoing having any impact on the Leawood/Alesco Agreement and/or the transactions contemplated by the Leawood/Alesco Agreement.

5. The obligations described in paragraph two (2) of this Agreement are dependent upon the Leawood Settlement Agreement containing a release by Leawood and CrossFirst of any claims against the Cohen Released Parties of and from any and all past, present and future claims (including, without limitation, any claims arising under common law contract, quasi contract, tort or equitable principles), causes of action, lawsuits, liabilities related in any way to the Leawood/Alesco Agreement and/or the transactions contemplated by the Leawood/Alesco Agreement, or any tortious activity or wrongdoing having any impact on the Leawood/Alesco Agreement and/or the transactions contemplated by the Leawood/Alesco Agreement.

6. This Agreement, including, but not limited to, the fact of this Agreement and the amount of the payment by Cohen, is confidential and may only be used by the signatories hereto as evidence in a subsequent proceeding in which a breach of this Agreement is alleged, for financial or other reporting as required by law, or as required in any judicial or quasi-judicial proceeding. This Agreement may not be used for any other purpose.

7. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be construed by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement, and application of such provision to other circumstances, shall remain in effect and be interpreted so as best to reasonably effect the intent of the parties.

8. This Agreement shall be governed by, interpreted under, and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws. Any suit, action or proceeding arising out of or relating to this Agreement shall be heard exclusively by a state or federal court located in the City, County and State of New York, and the parties to this Agreement hereby waive any objection to venue, forum non-conveniens, or personal jurisdiction in such courts.

9. This Agreement, and all obligations hereunder, shall be binding upon and shall inure to the benefit of the parties hereto, and their respective executors, heirs, legal representatives, predecessors, successors and/or assigns. Nothing in this Agreement, whether expressed or implied, is intended to confer upon any person other than the parties hereto, the Cohen Released Parties, the Alesco Released Parties, and their respective heirs, representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

10. This Agreement constitutes the entire agreement and understanding between Alesco and Cohen with respect to the Leawood Settlement Agreement, the payment of two million two hundred and fifty thousand dollars and no cents ($2,250,000.00) in connection with the Leawood Settlement Agreement, and the payment by Cohen of Alesco’s legal fees, including attorneys’ fees, cost and expenses related in any way to the Leawood/Alesco Litigation, the Leawood/Alesco Appeal, and/or the Leawood Settlement Agreement, and supersedes all prior agreements, arrangements, negotiations and understandings, whether written or oral, relating to the subject matter contained within this Agreement. The consideration recited in this Agreement is the sole and only consideration for it, and no representations, promises, or inducements have been made other than as appear in this Agreement. In furtherance thereof, each party to this Agreement acknowledges and agrees that no person has made any promise, representation or warranty, whether express or implied, written or oral, not contained herein concerning the subject matter hereof to induce such party to enter into this Agreement, and each of the parties acknowledges and agrees that such party has not entered into this Agreement in reliance upon any promise, representation or warranty not contained herein.

11. Each party to this Agreement acknowledges that he, she or it has been represented by independent legal counsel throughout the negotiations which culminated in the execution of this Agreement and that such party has executed this Agreement with the consent or advice of such independent legal counsel. Each of the parties further acknowledges that he, she or it has been fully advised by independent legal counsel with respect to his, her or its rights and obligations under this Agreement, that such party understands those rights and obligations, and that such party has had an adequate opportunity to make whatever investigation or inquiries it deemed necessary or desirable with respect to the subject matter of this Agreement.

12. The wording of this Agreement was jointly drafted, reviewed and accepted by legal counsel for Cohen and Alesco prior to its being executed by each of them, and no party shall be entitled to have any wording of this Agreement construed against any other party in the event of any dispute arising in connection with this Agreement.

13. Each party to this Agreement understands and agrees that, if the facts with respect to which this Agreement is executed are found hereafter to be different from the facts now believed to be true, such party expressly accepts and agrees that this Agreement shall be and remain effective notwithstanding any such difference in facts.

14. The undersigned individual(s) signing this Agreement on behalf of the parties represent and warrant that they are authorized to execute this Agreement on behalf of the party on whose behalf they are signing.

15. This Agreement shall not terminated, modified, amended, supplemented, altered or varied except by written instrument executed by each of the parties to this Agreement.

16. This Agreement may be signed in counterparts which, when taken together, shall be deemed as one and the same document. A facsimile or other copy of a signature shall be treated for any and all purposes the same as an original.

17. The effective date of this Agreement shall be the date upon which all of the parties below have executed this Agreement.

IN WITNESS WHEREOF, and in agreement herewith, each of the parties has executed this Agreement as of the 30th day of March 2012.

COHEN & COMPANY FINANCIAL MANAGEMENT, LLC

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Chief Financial Officer

ALESCO PREFERRED FUNDING X, LTD.

By:	ATP Management LLC, its Collateral Manager

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

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